THIS SECURED DEBENTURE, AND THE SECURITIES INTO WHICH IT IS CONVERTIBLE (COLLECTIVELY, THE "SECURITIES"), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

SECURED DEBENTURE

ELITE FLIGHT SOLUTIONS, INC.

12% Secured Convertible Debenture

DUE DECEMBER 31, 2010

No. 001 US$500,000

This Secured Debenture (the "Debenture") is issued on December 31, 2005 (the "Closing Date") by Elite Flight Solutions, Inc., a Delaware corporation (the "Company"), to Corporate Strategies, Inc (together with its permitted successors and assigns, the "Holder") pursuant to exemptions from registration under the Securities Act of 1933, as amended, pursuant to a Securities Purchase Agreement, dated December 31, 2005 (the "Securities Purchase Agreement") among the Company and the Holder.

ARTICLE I.

Section 1.01 **Principal and Interest.** For value received, the Company hereby promises to pay to the order of the Holder on the date December 31, 2010 ("Maturity Date"), in lawful money of the United States of America and in immediately available funds the principal sum of Five Hundred Thousand Dollars **($500,000)**, together with interest on the unpaid principal of this Debenture at the rate of twelve percent (12%) per year (compounded monthly) from the date of this Debenture until paid. At the Holder's option, the entire principal amount and all accrued interest and the redemption premium specified in Section 1.04 hereof shall be either (a) paid to the Holder on the Maturity Date or (b) converted in accordance with Section 1.02 herein.

Section 1.02 **Optional Conversion.** The Holder is entitled, at its option, to convert, and sell on the same day, at any time and from time to time, until payment in full of this Debenture, all or any part of the principal amount of the Debenture, plus accrued interest, into shares (the "Conversion Shares") of the Company's common stock, par value $0.001 per

share ("Common Stock"), at the price per share equal to the lower of (i) $.0004 (the "Fixed Price") or eighty percent (80%) of the lowest Closing Bid Price (as defined below) for the forty five (45) trading days immediately preceding the date of conversion (the "Future Price") (the "Conversion Price") or, if a Special Event of Default as defined in Section 3.01 hereof occurs at a price per share equal to eighty percent (80%) of the lowest Closing Bid Price for the thirty (30) trading days immediately preceding the date of conversion (the "Default Conversion Price"). No fraction of shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. To convert this Debenture, the Holder hereof shall deliver written notice thereof, substantially in the form of Exhibit A to this Debenture, with appropriate insertions (the "Conversion Notice"), to the Company at its address as set forth herein. The date upon which the conversion shall be effective (the "Conversion Date") shall be deemed to be the date set forth in the Conversion Notice. The Holder has the right to convert this Debenture after the Maturity Date. Any conversion of any portion of the Debenture to Common Stock shall be deemed to be a pre-payment of principal plus accrued and unpaid interest, without any penalty, and shall be credited against any future payments of principal and interest in the order that such payments become due and payable. "Closing Bid Price" on any day shall be the closing bid price for a share of Common Stock on such date on The National Association of Securities Dealers Inc.'s Over-The-Counter Bulletin Board ("OTCBB") (or such other exchange, market, or other system that the Common Stock is then traded on), as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices).

Section 1.03 **Reservation of Common Stock.** The Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of this Debenture, that number of shares of Common Stock equal to a multiple of two (2) times the number of shares of Common Stock into which the Debenture is convertible from time to time based upon the Conversion Price. If at any time the Company does not have a sufficient number of Conversion Shares authorized and available, then the Company shall call and hold a special meeting of its stockholders within thirty (30) days of that time for the sole purpose of increasing the number of authorized shares of Common Stock.

Section 1.04 **Right of Redemption**. The Company at its option shall have the right to redeem, with three (3) business days advance written notice (the "Redemption Notice"), a portion or all of the outstanding convertible debenture; provided, that the Closing Bid Price of the Common Stock is less then the then Fixed Price for five (5) trading days immediately prior to the delivery of the Redemption Notice to the Holder. There will be no redemption right unless the Common Stock is quoted on the OTCBB. The redemption price shall be One Hundred and Twenty percent (120%) (the "Redemption Price") of the face amount redeemed plus accrued interest. The Company shall pay the Redemption Price on all payments made pursuant to the Debenture, including payments made before, on, or after the Maturity Date. For all payments under this Debenture, the payment of the Redemption Price by the Company shall be in addition to any accrued interest due.

Section 1.05 **Registration Rights**. The Company is obligated to register the resale of the Conversion Shares under the Act, pursuant to the terms of the Registration Rights Agreement.

SDK\002405\00004\173623.2

Section 1.06 **Interest Payments**. Except as otherwise explicitly provided herein, there will be no interest payments.

Section 1.07 **Paying Agent and Registrar**. Initially, the Company will act as paying agent and registrar. The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) business days' written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar. The Company may act in any such capacity.

Section 1.08 **Secured Nature of Debenture**. This Debenture is secured by all of the assets and property of AIM American Mortgage, Inc., as provided in the Security Agreement dated the date hereof between AIM and the Holder (the "Security Agreement"), the form of which is attached as Exhibit C to the Securities Purchase Agreement.

Section 1.09 **Restriction on Sale of Conversion Shares**. The Holder hereby agrees that it will not sell any Conversion Shares before the one (1) year anniversary from the date hereof.

ARTICLE II.

Section 2.01 **Amendments and Waiver of Default.** The Debenture may not be amended. Notwithstanding the above, without the consent of the Holder, the Debenture may be amended to cure any ambiguity, defect or inconsistency.

ARTICLE III.

Section 3.01 **Events of Default.** An Event of Default is defined as follows: (a) failure by the Company to pay principal amount or interest due hereunder on the respective due dates including the Maturity Date; (b) failure by the Company's transfer agent to issue freely tradeable Common Stock to the Holder within five (5) days of the Company's receipt of the attached Conversion Notice from Holder; (c) failure by the Company for ten (10) days after notice to it to comply with any of its other agreements in the Debenture; (d) if the Company files for relief under the United States Bankruptcy Code (the "Bankruptcy Code") or under any other state or federal bankruptcy or insolvency law, or files an assignment for the benefit of creditors, or if an involuntary proceeding under the Bankruptcy Code or under any other federal or state bankruptcy or insolvency law is commenced against the Company; (e) a breach by the Company of its obligations under this Debenture, the Securities Purchase Agreement, the Registration Rights Agreement or any of the other documents or instruments referred to herein or therein to be executed in connection herewith or therewith (collectively, the "Transaction Documents") which is not cured by the Company within any allocated cure period therein; or (f) any issuance of shares of Common Stock or Preferred Stock without the written consent of the Holders. Upon the occurrence of an Event of Default, the Holder may, in its sole discretion, (i) accelerate full repayment of all debentures outstanding and accrued interest thereon at the Redemption Price. In addition, upon (i) an Event of Default as provided in clause (a) above or (ii) an Event of Default that prevents the Holder from expeditiously converting the Debenture into Common Stock and selling such shares in third party transactions (a "Special Event of Default"), the

Holder may, in its sole discretion convert the unpaid principal amount of this Debenture at the then Default Conversion Price.

Section 3.02 **Failure to Issue Unrestricted Common Stock**. As indicated in Section 3.01, a breach by the Company of its obligations under the Registration Rights Agreement shall be deemed an Event of Default, which if not cured within ten (10) days, shall, at the option of the Holder, entitle the Holder to accelerate full repayment of all debentures outstanding and accrued interest thereon or, notwithstanding any limitations contained in this Debenture and/or the Securities Purchase Agreement, to convert all debentures outstanding and accrued interest thereon into shares of Common Stock pursuant to Section 1.02 herein. The Company acknowledges that failure to honor a Conversion Notice shall cause irreparable harm to the Holder.

ARTICLE IV.

Section 4.01 **Re-issuance of Debenture.** When the Holder elects to convert a part of the Debenture, then the Company shall reissue a new Debenture in the same form as this Debenture to reflect the new principal amount.

ARTICLE V.

Section 5.01 **Anti-dilution.** Adjustment of Fixed Conversion Price or Future Price. The Fixed Conversion Price or Future Price shall be adjusted from time to time as follows:

(a) Adjustment of Fixed Conversion Price and Number of Shares upon Issuance of Common Stock. If and whenever on or after the Closing Date of this Debenture, the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock (other than (i) Excluded Securities (as defined herein) and (ii) shares of Common Stock which are issued or deemed to have been issued by the Company in connection with an Approved Stock Plan (as defined herein) or upon issuance, exercise or conversion of the Other Securities (as defined herein)) for a consideration per share less than a price (the "Applicable Price") equal to the Fixed Conversion Price in effect immediately prior to such issuance or sale, then immediately after such issue or sale the Fixed Conversion Price then in effect shall be reduced to an amount equal to such consideration per share, provided that in no event shall the Fixed Conversion Price be reduced below $.0001.

(b) Effect on Fixed Conversion Price of Certain Events. For purposes of determining the adjusted Fixed Conversion Price under Section 5.01(a) above, the following shall be applicable:

(i) Issuance of Options. If after the date hereof, the Company in any manner grants any rights, warrants or options to subscribe for or purchase Common Stock or convertible securities ("Options") and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange of any convertible securities issuable upon exercise of any such Option is less than the Fixed Conversion Price then in effect, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5.01(b)(i), the lowest price

per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such convertible securities shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option or upon conversion or exchange of any other convertible security other than this Debenture issuable upon exercise of such Option. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock or of such convertible securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such convertible securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any convertible securities after the Closing Date and the lowest price per share for which one share of Common Stock is issuable upon the conversion or exchange thereof is less than the Fixed Conversion Price then in effect, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such convertible securities for such price per share. For the purposes of this Section 5.01(b)(ii), the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the convertible security and upon conversion or exchange of such convertible security. No further adjustment of the Fixed Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such convertible securities, and if any such issue or sale of such convertible securities is made upon exercise of any Options for which adjustment of the Fixed Conversion Price had been or are to be made pursuant to other provisions of this Section 5.01(b), no further adjustment of the Fixed Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any convertible securities, or the rate at which any convertible securities are convertible into or exchangeable for Common Stock changes at any time, the Fixed Conversion Price in effect at the time of such change shall be adjusted to the Fixed Conversion Price which would have been in effect at such time had such Options or convertible securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold and the number of shares of Common Stock issuable upon conversion of this Debenture shall be correspondingly readjusted. For purposes of this Section 5.01(b)(iii), if the terms of any Option or convertible security that was outstanding as of the Closing Date of this Debenture are changed in the manner described in the immediately preceding sentence, then such Option or convertible security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment pursuant to this Section 5.01(b) shall be made if such adjustment would result in an increase of the Fixed Conversion Price then in effect.

(c) Effect on Fixed Conversion Price of Certain Events. For purposes of determining the adjusted Fixed Conversion Price under Sections 5.01(a) and 5.01(b), the following shall be applicable:

(i) Calculation of Consideration Received. If any Common Stock, Options or convertible securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefore will be deemed to be the net amount received by the Company therefore. If any Common Stock, Options or convertible securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of marketable securities, in which case the amount of consideration received by the Company will be the market price of such securities on the date of receipt of such securities. If any Common Stock, Options or convertible securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefore will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or convertible securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the holders of the Debenture representing at least two-thirds of the shares of Common Stock issuable upon conversion of the Debenture then outstanding. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the "Valuation Event"), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the holders of the Debenture representing at least two-thirds of the shares of Common Stock issuable upon conversion of the Debenture then outstanding. The determination of such appraiser shall be final and binding upon all parties and the fees and expenses of such appraiser shall be borne by the Company.

(ii) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $.0001.

(iii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company, and the disposition of any shares so owned or held will be considered an issue or sale of Common Stock.

(iv) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or in convertible securities or (2) to subscribe for or purchase Common Stock, Options or convertible securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(d) Adjustment of Fixed Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time after the date of issuance of this Debenture subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, any Fixed Conversion Price or Future Price in effect immediately prior to such subdivision will be

proportionately reduced. If the Company at any time after the date of issuance of this Debenture combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, any Fixed Conversion Price or Future Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 5.01(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e) Distribution of Assets. If the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement or other similar transaction) (a "Distribution"), at any time after the issuance of this Debenture, then, in each such case any Fixed Conversion Price in effect immediately prior to the close of business on the record date fixed for the determination of holders of Common Stock entitled to receive the Distribution shall be reduced, effective as of the close of business on such record date, to a price determined by multiplying such Fixed Conversion Price by a fraction of which (A) the numerator shall be the closing bid price of the Common Stock on the trading day immediately preceding such record date minus the value of the Distribution (as determined in good faith by the Company's Board of Directors) applicable to one share of Common Stock, and (B) the denominator shall be the closing bid price of the Common Stock on the trading day immediately preceding such record date; and

(f) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 5.01 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors will make an appropriate adjustment in the Fixed Conversion Price so as to protect the rights of the holders of the Debenture; provided, except as set forth in Section 5.01(d), that no such adjustment pursuant to this Section 5.01(f) will increase the Fixed Conversion Price as otherwise determined pursuant to this Section 5.01.

(g) Notices.

(i) Immediately upon any adjustment of the Fixed Conversion Price or Future Price, the Company will give written notice thereof to the holder of this Debenture, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(ii) The Company will give written notice to the holder of this Debenture at least ten (10) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any dissolution or liquidation, provided that such information shall be made known to the public prior to or in conjunction with such notice being provided to such holder.

(h) Definitions.

(i) "Approved Stock Plan" means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company's securities may be issued to any employee, officer or director for services provided to the Company.

(ii) "Excluded Securities" means, provided such security is issued at a price which is greater than or equal to the arithmetic average of the Closing Bid Prices of the Common Stock for the ten (10) consecutive trading days immediately preceding the date of issuance, any of the following: (a) any issuance by the Company of securities in connection with a strategic partnership or a joint venture (the primary purpose of which is not to raise equity capital), (b) any issuance by the Company of securities as consideration for a merger or consolidation or the acquisition of a business, product, license, or other assets of another person or entity and (c) options to purchase shares of Common Stock, provided the issuance of such options is pursuant to an Approved Stock Plan.

(iii) "Other Securities" means (i) those options and warrants of the Company issued prior to, and outstanding on, the Closing Date, (ii) the shares of Common Stock issuable on exercise of such options and warrants, provided such options and warrants are not amended after the Closing Date and (iii) the shares of Common Stock issuable upon conversion of this Debenture, or otherwise in connection with this Debenture.

(i) Nothing in this Section 5.01 shall be deemed to authorize the issuance of any securities by the Company in violation of Section 5.02.

Section 5.02 **Consent of Holder to Sell Capital Stock or Grant Security Interests.** So long as any of the principal of or interest on this Debenture remains unpaid and unconverted, the Company shall not, without the prior consent of the Holder (i) issue or sell any Common Stock or Preferred Stock without consideration or for a consideration per share less than its fair market value determined immediately prior to its issuance, (ii) issue or sell any Preferred Stock, warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than such Common Stock's fair market value determined immediately prior to its issuance, (iii) enter into any security instrument granting the holder a security interest in any of the assets of the Company, or (iv) file any registration statement on Form S-8, except that such Form S-8 relates solely to an Approved Stock Plan and provided that such Form S-8 is not filed prior to 90 days following the effectiveness of the Registration Statement referenced in the Registration Rights Agreement.

ARTICLE VI.

Section 6.01 **Notice.** Notices regarding this Debenture shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company, to:	Elite Flight Solutions, Inc. 710 Third Street, Suite 200 Roanoke, VA 24016 Attention: Bruce Edwards Telephone: (540) 345-3358 Facsimile: (540) 343-3370
With a copy to:	Kirkpatrick & Lockhart Nicholson Graham, LLP 201 South Biscayne Blvd., 20th Floor Miami, FL 33131 Attention: Clayton E. Parker, Esq. Telephone: (305) 539-3300 Facsimile: (305) 358-7095
If to the Holder:	Corporate Strategies, Inc 109 North Post Oak Lane, Suite 422 Houston, TX 77024 Attention: Timothy J. Connolly Telephone: (713) 621-2737 Facsimile: (713) 586-6678
With a copy to:	Boyar & Miller 4265 San Felipe, Suite 1200 Houston, TX 77027 Attn. Steve Kesten Telephone: (832) 615-4246 Facsimile: (832) 615-4247

Section 6.02 **Governing Law.** The parties hereto acknowledge that the transactions contemplated by this Agreement and the exhibits hereto bear a reasonable relation to the State of Delaware. The parties hereto agree that the internal laws of the State of Delaware shall govern this Agreement and the exhibits hereto, including, but not limited to, all issues related to usury. Notwithstanding the foregoing, any action to enforce the terms of this Agreement or any of its exhibits shall be brought exclusively in the state and/or federal courts situated in Harris County, Texas. Service of process in any action by the Holders to enforce the terms of this Agreement may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to the Company at its principal address set forth in this Agreement.

Section 6.03 **Severability.** The invalidity of any of the provisions of this Debenture shall not invalidate or otherwise affect any of the other provisions of this Debenture, which shall remain in full force and effect.

Section 6.04 **Entire Agreement and Amendments.** This Debenture and the other Transaction Documents represent the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Debenture may be amended only by an instrument in writing executed by the parties hereto.

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Debenture as of the date first written above.

ELITE FLIGHT SOLUTIONS, INC.

By: ______________________
Name: Bruce Edwards
Title: Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to Convert the Debenture)

TO:

The undersigned hereby irrevocably elects to convert $______________________ of the principal amount of the above Debenture into Shares of Common Stock of Elite Flight Solutions, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:	______________________
Applicable Conversion Price:	______________________
Signature:	______________________
Name:	______________________
Address:	______________________
Amount to be converted:	$______________________
Amount of Debenture unconverted:	$______________________
Conversion Price per share:	$______________________
Number of shares of Common Stock to be issued:	______________________
Please issue the shares of Common Stock in the following name and to the following address:	______________________
Issue to:	______________________
Authorized Signature:	______________________
Name:	______________________
Title:	______________________
Phone Number:	______________________
Broker DTC Participant Code:	______________________
Account Number:	______________________